CODE OF ETHICS

While affirming its confidence in the integrity and good faith of all its employees, officers and directors, First National Advisers, LLC (“FNA”) recognize that knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by or for its Advisory Clients may place them in a position where their personal interest may conflict with the interests of the Advisory Clients.

In view of the foregoing and of the provisions of Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act), the Adviser has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures.

STATEMENT OF GENERAL PRINCIPLES

In recognition of the trust and confidence placed in FNA’s personnel by Advisory Clients and to give effect to FNA’s belief that its operations should be directed to the benefit of Advisory Clients, FNA, as a fiduciary, hereby adopts the following general principles to guide the actions of employees, officers and directors:

(1)	The interests of the Advisory Clients are paramount, and all FNA personnel must conduct themselves and their operations to give maximum effect to this tenet by always placing the interests of the Advisory Clients before their own.
(2)	All personal transactions in securities by FNA Access Persons must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interest of any Advisory Client.
(3)	All FNA personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to an Advisory Client, or that otherwise bring into question a person’s independence or judgment.
(4)	All FNA personnel must take all necessary steps to protect the personal information of Advisory Clients. All required policies and procedures shall be followed to ensure client nonpublic information is protected.
(5)	All FNA personnel must comply with all applicable securities related laws and regulations.
(6)	FNA shall provide a copy of its Code of Ethics to clients, including potential clients upon request.
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DEFINITIONS

(7)	“Access Person” means:

(i)	Any Supervised:

(A)	Who has access to nonpublic information regarding any clients’ purchase or sale of securities or nonpublic information regarding the portfolio holdings of any reportable fund, or

(B)	Who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

(ii)	If providing investment advice is your primary business, all of your directors, officers and partners are presumed to be Access Persons.

(8)	“Beneficial Ownership” of a security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. This means that a person should generally consider him or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider him or herself the beneficial owner of securities held by his or her spouse, minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power.

(9)	“Compliance Software” refers to the ACA ComplianceAlpha technology platform utilized for trade surveillance and monitoring.

(10)	”Covered Persons or Covered Associates” includes employees who control FNA (any general partner, managing member or executive officer, or individual with similar status or function), and those who solicit government entities for FNA, together with their direct and indirect supervisors.

(11)	“Designee” is an individual designated by the Chief Compliance Officer or Senior Management to assist in the administration of the Code of Ethics or Compliance Manual.

(12)	“Entertainment” means any social, hospitality, sporting, entertainment event, meal or leisure activity with a person with whom the Supervised Person has an existing or prospective business relationship. To be considered entertainment, both the provider and recipient must be in attendance; otherwise it is considered a gift.
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(13)	“Fund” means an investment company registered under the 1940 Act for which the Adviser acts as adviser or sub-adviser.

(14)	“Gift” means an item of value given or received. Examples include but are not limited to: gift baskets, company branded promotional items, or tickets to a sporting event where the provider is not in attendance.

(15)	“High quality short-term debt instrument” means any instrument that has a maturity at issuance of 365 days or less and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

(16)	“Initial Public Offering” (“IPO”), means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

(17)	“Limited offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

(18)	“Managed Account” means securities that are managed for an access person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company, or other manager.

(19)	“Margin Account” means a brokerage account where Access Persons may borrow money from a broker to buy a security and use the investment as collateral.

(20)	A “personal securities account” means any account in which any securities are held for the person’s direct or indirect benefit.

(21)	“Purchase or sale of a Security” includes, among other things, the writing of an option to purchase or sell a security.

(22)	“Reportable Fund” means any registered investment company under the 1940 Act (other than a money market fund) for which either Adviser serves as investment adviser or sub-adviser. See Appendix I for a list of such Funds.

(23)	“Reportable Security” means any stock, bond, future, investment option or contract, exchange traded fund (“ETF”) whether registered as an open end management company or as a unit investment trust, or other security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940, except it does not include:

(i)	Direct obligations of the government of the United States;
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(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(24)	“Restricted List” means that FNA may establish a list that includes all securities where FNA or any access person has, or is in a position to receive, material non- public information affecting such security. No access person may execute a Personal Securities Transaction with respect to any names on the Restricted List without the prior written consent of the CCO or designee.

(25)	“Security” shall have the same meaning as that set forth in Investment Advisers Act Section 80b-2, means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group of index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

(26)	“Senior Management” means the President of First National Advisers, LLC.

(27)	“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. This also includes any particular persons designated by the Chief Compliance Officer or Senior Management, including temporary workers, consultants and vendors, independent contractors or certain employees of affiliates.

GENERAL PROHIBITION AGAINST FRAUD, DECEIT AND MANIPULATION

(28)	No Supervised Person shall, in connection with the purchase or sale, directly or indirectly, by any Advisory Client:
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(i)	Employ any device, scheme or artifice to defraud such Advisory Client;

(ii)	Make to such Advisory Client any untrue statement of a material fact or omit to state to such Advisory Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	Engage in any act, practice or course of business which would operate as a fraud or deceit upon such Advisory Client;

(iv)	Engage in any manipulative practice with respect to such Advisory Client; or

(v)	Engage in the practice of maliciously spreading of false rumors about a company.

PROHIBITED PURCHASES AND SALES OF SECURITIES

(29)	In order to obtain pre-clearance, the Access Person must complete and submit a person trade request through the compliance software. FNA will maintain a Restricted List in the Compliance Software, in order to prevent trades from Access Persons that would be deemed in violation of our policies. Profit due to trading without pre-clearance may be disgorged. Exceptions to this policy are permitted only with the approval of the Chief Compliance Officer or designee. The determination shall be documented and maintained.

(30)	No Access Person may acquire securities as part of an initial public offering.

(31)	No Access Person shall purchase a security offered in a limited offering without the specific, prior approval of the Chief Compliance Officer or designee.

(32)	Frequent and day trading is not encouraged by Access Persons. Trading activity will be monitored and reported to Chief Compliance Officer or designee and the direct supervisor if the activity could impact their ability to service clients or perform job functions.

(33)	On a periodic basis the Chief Compliance Officer or designee shall analyze the trading patterns of Access Persons.

PRE-CLEARANCE OF TRANSACTIONS

Except as provided in Section V (2), each Access Person must pre-clear certain proposed transactions in securities within the Compliance Software prior to proceeding with the transaction. No transaction in securities shall be effected without the prior approval of the Chief Compliance Officer or designee. In

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determining whether to grant approval for the purchase of a security offered in a limited offering, i.e. private placement, the Chief Compliance Officer or designee shall take into account, among other factors, whether the investment opportunity should be reserved for an Advisory Client, and whether the opportunity is being offered to the Access Person by virtue of his or her position with the FNA.

(34)	Transactions that involve the use of a margin account to purchase securities may be subject to additional review of circumstances and facts surrounding the use of a margin account.

(35)	The pre-clearance requirements of Section V shall not apply to the following transactions:

(i)	Purchases or sales over which the Access Person has no direct or indirect influence or control (i.e. managed account).

(ii)	Purchases or sales which are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call.

(iii)	Purchases that are part of an automatic dividend reinvestment plan.

(iv)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

(v)	Acquisitions or charitable donations of securities through gifts or bequests.

(vi)	Transactions in open-end mutual funds that are not reportable funds.

(vii)	Transactions in direct obligations of the U.S. Government.

(viii)	Money Market Accounts and shares of Money Market Funds.

(ix)	Transactions occurring in 401K Plans that have limited discretion on investment options, such as pre-selected funds.
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GIFTS AND ENTERTAINMENT

(36)	Supervised persons may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to improperly influence the recipient.

(37)	In developing these policies and procedures, FNA considered the risk that supervised persons would be improperly influenced by excessive gifts or entertainment. FNA also considered the risk that supervised persons would try to use gifts or entertainment to exert improper influence on another individual or entity. FNA established the following guidelines to mitigate these risks.

(38)	FNA holds its supervised persons to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Anti-bribery and anti-corruption statutes in the U.S. are broadly written, so supervised persons should consult with the CCO if there is even an appearance of impropriety associated with the giving or receipt of anything of value. All gifts and entertainment, given or received, must be reported by all supervised persons in a timely manner, and to attest to accuracy and completeness on a quarterly basis in the Compliance Software.

(39)	Supervised Person’s Receipt of Entertainment – Supervised persons may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature. If the estimated cost or value of the employee’s portion of the entertainment is greater than $1000, the employee must pre-clear the gift or entertainment with their respective supervisor and the CCO or designee.

(40)	Supervised Person’s Receipt of Gifts – Supervised persons must report their acceptance of all gifts received in the course of their employment on a quarterly basis. Pre-approval must be obtained from their respective supervisor and the CCO or designee for gifts estimated to be over $250 in value.

(41)	FNA expects that it will bear the costs of employee travel and lodging associated with conferences, research trips, and other business-related travel. If these costs are borne by a person or entity other than FNA they should be treated as a gift to the employee for purposes of this policy.

(42)	Gifts such as holiday baskets or lunches delivered to FNA’s offices, which are received on behalf of the Company, do not require reporting. Promotional items valued at less than $100 that clearly display the giver’s company logo also need not be reported. Examples of promotional gifts include mugs, hats and umbrellas.

(43)	FNA’s Gift and Entertainment Giving Policy – FNA and its supervised persons are prohibited from giving gifts or entertainment that may appear lavish or excessive and must obtain prior approval from their supervisor to give gifts or entertainment in excess of $1000 to any client, prospect, or entity that FNA does, or is seeking to do,
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business with. Supervised persons are prohibited from giving gifts of cash or cash equivalents and airfare or travel costs for clients. Gifts and entertainment must be submitted in the Compliance Software.

(44)	Gifts and Entertainment Given to Union Officials – Any gift or entertainment provided by FNA and its supervised persons to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of FNA’s fiscal year. Consequently, employees must obtain approval before giving any gifts or entertainment to labor unions or union officials. Pre-clearance must be obtained from the CCO by submission through the Compliance Software.

(i)	Employees/Supervised Persons must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

(45)	Gifts and Entertainment Given to ERISA Plan Fiduciaries – FNA is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, Employees must obtain approval before giving any gifts or entertainment to ERISA plan fiduciaries from the CCO by submitting in the Compliance Software.

(46)	Gifts and Entertainment Given to State and Local Pension Officials – FNA must be mindful that myriad state and municipal regulations exist around the exchange of gifts and entertainment with such officials. Accordingly, Employees must consult with the CCO before providing any gifts or entertainment in connection with the solicitation of state and municipal pension, and similar plans.

(47)	NOTE: Employees may be subject to multiple Gifts & Entertainment limits and reporting requirements (i.e. FNNI Code of Business Conduct). The more restrictive policy will always apply. The reporting requirements of entities other than FNA may not be satisfied through submission in the Compliance Software. Questions regarding this policy should be directed to the CCO or designee.

POLITICAL CONTRIBUTIONS

(48)	Standard of Conduct

(i)	“Pay-to-play” refers to the practice whereby an adviser or its employees make political contributions or gifts for the purpose of obtaining or retaining advisory contracts with government entities. General fiduciary principles under the Advisers Act require an adviser to take reasonable steps to ensure that any political contributions made by it or its employees are not intended to obtain or retain advisory business. In addition, in 2010, the SEC adopted a rule that substantially restricts contribution and solicitation practices of
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investment advisers and certain of their related persons. The rule has three key elements:

(ii)	It prohibits an investment adviser from providing advisory services for compensation – either directly or through a pooled investment vehicle – for two years, if the adviser or certain of its executives or employees make a political contribution to an elected official who is in a position to influence the selection of the adviser.

(iii)	It prohibits an advisory firm and certain executives and employees from soliciting or coordinating campaign contributions from others – a practice referred to as “bundling” – for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.

(iv)	It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.

(49)	Employees of FNA are not permitted to make any political contributions either in an individual capacity, or in their capacity as employees of FNA, or through any political action committee or similar organization that may be controlled by FNA or by any Covered Person, except as otherwise provided for in this section of the Code of Ethics.

(50)	FNA does not intend to make political contributions.

(51)	FNA’s resources, financial or otherwise, may not be used to support political parties, candidates or causes, unless approved in advance by CCO or designee and Senior Management.

(52)	Corporate credit cards issued to Supervised Persons cannot be used to make contributions.

(53)	Covered Associates are not permitted to use the FNA name in connection with any political campaign other than to state that they are affiliated with or employed by FNA.

(54)	Supervised Persons must use the Compliance Software for pre-clearance requirements for all political contributions for candidates, political action
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committees, elected officials, or political party.

(i)	As general guidance, FNA allows for de minimis contributions up to $350 per election, to any one candidate for whom the supervised person is entitled to vote and $150 per election, to any one candidate is not entitled to vote.

OUTSIDE BUSINESS ACTIVITIES

(55)	Standards of Conduct

(i)	A conflict of interest may arise if a Supervised Person engages in an outside activity or investment that may be inconsistent with FNA’s business interests. All Supervised Persons must avoid establishing financial interests or outside affiliations that may create a conflict, or appear to create a conflict, between the Supervised Person’s personal interests and the interests of FNA or its clients. A potential conflict of interest exists whenever a Supervised Person has a direct financial or other personal interest in any transaction or proposed transaction involving FNA or any of its clients. A conflict of interest may also exist where the Supervised Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Supervised Person has a friendship or other personal relationship.

(ii)	In such situations, Supervised Persons must disclose the conflict to the CCO and recuse themselves from the decision-making process with respect to the transaction in question and from influencing or appearing to influence the relationship between FNA or any of its clients and the customer involved. Supervised Persons may not use non-public knowledge of a pending or currently considered securities transaction for a client to profit personally, directly or indirectly, as a result.

(56)	Procedures

(i)	Supervised Persons must obtain prior approval from the CCO or designee of any outside activity which involves:

(A)	a time commitment which would prevent such Supervised Person from performing his or her duties for FNA,

(B)	active participation in any business in the financial services industry or otherwise in competition with FNA

(C)	teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances, or
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(D)	serving as an employee, officer or director of any private business, charitable organization or non-profit organization.

(ii)	Covered Persons may not serve on the board of any company whose securities are publicly traded, or of any company in which FNA or any client account owns securities, without the prior approval of the CCO. If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for a client account managed by FNA concerning the company in question.

(iii)	The CCO or designee may require further information concerning any outside activity for which approval is requested, including the number of hours involved and the compensation to be received.

INSIDER TRADING

(57)	FNA prohibits any Access Person from acting upon, misusing or disclosing any material non-public information, known as inside information.

(58)	Any instances or questions regarding possible inside information must be immediately brought to the attention of the CCO.

(59)	Information is “material” if a reasonable investor would likely consider it in making his or her investment decision, or the information is reasonably certain to have a substantial effect on the price of a security.

(60)	Information is “non-public” unless it has been effectively communicated to the marketplace.

REPORTING AND COMPLIANCE OBLIGATIONS

(61)	The Chief Compliance Officer or designee shall create and thereafter maintain a list of all Access Persons.

(62)	The Chief Compliance Officer or designee will assist Access Persons in establishing data feeds with their brokerage firms or banks for securities accounts in the Compliance Software.

(63)	Access Persons are required to immediately add new accounts opened throughout the year in the Compliance Software in order to establish the data feed. Each Access Person must annually review holdings and accounts listed in the Compliance Software and certify accuracy.
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(64)	Each Access Person must submit an initial listing of all securities owned by such person within 10 calendar days of the date upon which such person first became an Access Person of the Adviser.

(65)	Every Supervised Person shall certify initially and annually thereafter that he or she:

(i)	Has received, read and reviewed the FNA Code of Ethics and, if applicable, the Policies and Procedures Manual;

(ii)	Has accepted responsibility for understanding and complying with the Code of Ethics; and, if applicable, the Policies and Procedures Manual;

(iii)	Will report violations of any laws, regulations or the FNA Code of Ethics;

(iv)	Has complied with all of the FNA requirements including the provisions regarding:

(A)	Code of Ethics personal transactions restrictions and reporting requirements;
(B)	Insider Trading;
(C)	Electronic Communications and Social Media;
(D)	Pre-clearance of political contributions for covered associates; and
(E)	Gifts and Entertainment.

(66)	Reports.

(i)	Initial Holdings Reports: Every Access Person must provide to the Chief Compliance Office or designee a complete listing of all reportable securities, (including proprietary mutual fund holdings, unless they are held in the employee’s First National Bank 401(k) Plan), as well as all personal securities accounts, within 10 calendar days of becoming an Access Person. The list must be current as of a date no more than 45 calendar days before the report is submitted.

(ii)	Annual Holdings Reports: On an annual basis, Access Persons are required to certify the accuracy of the reportable securities and accounts listed within the Compliance Software, (including proprietary mutual fund holdings, unless they are held in the employee’s First National Bank 401(k) Plan), beneficially owned by such person. The list must be current as of a date no more than 45 calendar days before the report is submitted and must be received within 30 calendar days of the end of the calendar year.

(iii)	Quarterly Reports:
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(A)	Each Access Person shall certify the accuracy of all transactions in reportable securities listed within the Compliance Software (including proprietary mutual fund holdings unless they are held in the employee’s First National Bank 401(k) Plan) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. Each Access Person must also immediately report any personal securities accounts established or closed during the quarter.

(B)	Every report shall be made no later than 30 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected.

(C)	In the event the Access Person has no reportable items during the quarter, the report should be so noted and submitted.

(iv)	Every Access Person shall report the name of any publicly traded company (or any company anticipating a public offering of its equity securities) and the total number of its shares beneficially owned by him or her if such total ownership is more than 10% of the company’s outstanding shares.

(v)	Every Access Person who owns securities acquired in a limited offering shall disclose such ownership to the Chief Compliance Officer or designee, if such person is involved in any subsequent consideration of an investment in the issuer by an Advisory Client. FNA’s decision to recommend the purchase of such issuer’s securities to an Advisory Client will be subject to independent review by Senior Management.

REVIEW AND ENFORCEMENT

(67)	The Chief Compliance Officer or designee should be notified for each person who becomes an Access Person and who is subject under this Code of Ethics. The Access Person will be notified of his or her reporting requirements no later than 10 calendar days after becoming an Access Person.

(68)	The Chief Compliance Officer or designee will review the quarterly certifications for violations of this Code.

(69)	Reporting Violations

(i)	All Supervised Persons must report violations of the Code promptly to the CCO. If the CCO is involved in the violation or is unreachable, Supervised Persons may report directly to their Supervisor or another member of senior management. All reports of violations will be treated confidentially to the
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extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code on an anonymous basis. Examples of violations that must be reported are (but are not limited to):

(A)	Noncompliance with applicable laws, rules, regulations, or Firm policies;

(B)	Fraud or illegal acts involving any aspect of Firm’s business;

(C)	Material misstatements in regulatory filings, internal books and records, client records or reports; or

(D)	Activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and Firm.

(70)	No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

(71)	Sanctions

(i)	A violation of the Code may result in any disciplinary action that the CCO or senior management deems appropriate, including but not limited to a warning, fines, disgorgement, suspension, demotion, or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

RECORDKEEPING

FNA will maintain the records set forth below. Unless otherwise noted herein, these records will be maintained for at least five years after the end of the fiscal year during which the last entry was made on the record, and the first two years in an easily accessible place, in accordance with the Investment Advisers Act. The retention period under the Investment Company Act is not less than six years. They will be available for examination by representatives of the Securities and Exchange Commission and other regulatory agencies.

(72)	A copy of this Code and any other code adopted by the Adviser under 204A-1 which is, or at any time within the past five years was, in effect.

(73)	A record of any Code violation and of any actions taken as a result.

(74)	A record of all acknowledgments of receipt of a copy of the Code and any amendments, of each person who is currently, or within the past five years was, a Supervised Person of FNA.

(75)	A copy of each Quarterly Report, Initial Holdings Report, and Annual Holdings Report submitted under this Code, including any information provided in lieu of any such reports made under the Code.
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(76)	A record of all persons who are, or within the preceding five years have been, Access Persons

(77)	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in a limited offering.

MISCELLANEOUS

(78)	Confidentiality. All reports and other confirmations and reports of securities transactions, and any other information filed with FNA pursuant to this Code, shall be treated as confidential, provided such reports and information may be produced to the Securities and Exchange Commission and other regulatory agencies.

(79)	Interpretation of Provisions. FNA may from time to time adopt such interpretations of this Code, as it deems appropriate.

(80)	Compliance Certification. Within ten days of becoming an Access Person, and each year thereafter, each such person must complete the Compliance Certification.
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APPENDIX I

REPORTABLE FUNDS

Tributary Small Company Fund Tributary Small/Mid Cap

Fund Tributary Income Fund

Tributary Short-Intermediate Bond Fund Tributary Balanced Fund

Tributary Nebraska Tax-Free Fund

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